EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CHARMING SHOPPES, INC. REPORTS FIRST QUARTER RESULTS

•	Consolidated net sales were $504.4 million for the first quarter ended April 30, 2011, compared to $504.8 million for the prior year period;
•	Consolidated comparable store sales for the first quarter increased 2%, led by a 7% increase at Lane Bryant; e-commerce sales increased 16%;
•	Consolidated adjusted EBITDA* for the first quarter improved by $15.5 million to $40.7 million, compared to consolidated adjusted EBITDA* of $25.2 million in the first quarter of the prior year;
•	On a GAAP basis, net income per diluted share was $0.22 for the first quarter, compared to net income per diluted share of $0.03 in the first quarter of the prior year;
•
On a non-GAAP basis*, net income per diluted share was $0.17 for the first quarter, compared to net income per diluted share of $0.04 in the first quarter of the prior year.  Both periods’ results on a non-GAAP basis exclude restructuring and other (credits)/charges.  The first quarter of the current year excludes a gain on the sale of office premises;

•	Cash increased to $180.4 million.
*(refer to GAAP to non-GAAP reconciliation below)

Bensalem, PA, June 2, 2011 – Charming Shoppes, Inc. (NASDAQ: CHRS), a leading multi-brand apparel retailer specializing in women's plus-size apparel, today reported sales and operating results for the three month period ended April 30, 2011.

Commenting on the quarter, Anthony M. Romano, President and Chief Executive Officer of Charming Shoppes, Inc. said, “We are pleased to report year over year operating improvement in our first quarter, which was driven by a more fashionable apparel assortment and aggressive inventory management across all of our brands.  Our 2% increase in consolidated comparable store sales was driven by a 7% comparable store sales increase at Lane Bryant, and sales through our e-commerce channel increased 16% for the quarter.

“Our Spring assortments of both core and fashion apparel are resonating with our customer, as evidenced by our increased conversion rates.  However, traffic levels were down on a year over year basis and were below our expectations, particularly in the back half of the quarter.  We did not see the typical sales and traffic builds leading up to the Easter holiday.  In response, we will be more aggressive with our marketing efforts in an attempt to drive additional traffic to our stores and websites.”

Consolidated adjusted EBITDA increased by $15.5 million compared to the year-ago quarter (refer to GAAP to non-GAAP reconciliation below) as a result of both improved gross profit and decreased operating expenses at each of the Company’s brands.  Consolidated gross profit dollars increased by $8.7 million and were primarily driven by higher gross profit dollars at Lane Bryant on a flat gross margin.  The consolidated gross margin improved by 180 basis points as a percent of sales as a result of gross margin expansion at Fashion Bug and Catherines.  Gross profit benefitted from improved assortments and inventory management, resulting in fewer markdowns compared to the year-ago period and faster turns of Spring merchandise.

Consolidated operating expenses decreased by $9.1 million or 170 basis points as a percent of sales during the period (excluding restructuring and other (credits)/charges and a gain on sale of office premises, refer to GAAP to non-GAAP reconciliation below), primarily attributable to expense reductions at the Company’s Lane Bryant brand. Leverage on operating expenses was driven by positive comparable store sales at Lane Bryant, as well as decreased marketing and store operating expenses.  Across all brands, the Company experienced a higher penetration in the usage of private label credit cards, resulting in increased income from its card programs, which offsets selling, general and administrative expense.

The Company generated $62.9 million in cash during the quarter, and ended the period with total cash of $180.4 million.

Romano continued, “Looking ahead, we recognize that our consumer is facing a number of inflationary headwinds - including rising food and gasoline prices - that affect her disposable income and discretionary purchases.  Sharp increases in cotton-based raw materials pricing were a modest factor in our first quarter results, but will have a greater impact for Fall and Holiday.  We have only partially mitigated these price increases through value engineering product, shifting production to lower-cost countries, and adjusting our product mix.  Additionally, each of our brands has strategically increased initial ticket pricing.  However, there remains uncertainty of her ability and willingness to pay higher prices.  We will make pricing adjustments as warranted to ensure an appropriate value proposition for our customer.”

First Quarter Consolidated Results

•
Consolidated net sales for the three months ended April 30, 2011 were $504.4 million, compared to $504.8 million for the three months ended May 1, 2010.  Net sales results included a 2% increase in comparable store sales and an increase in e-commerce sales, offset by the impact of operating 139 (or 7%) fewer stores than in the year-ago period.  E-commerce sales increased to $36.6 million in the first quarter, compared to $31.6 million in the year-ago period.

•
Consolidated gross profit increased by $8.7 million to $285.3 million in the quarter, compared to $276.6 million in the same quarter last year, related to a 180 basis point increase in the gross margin.  The gross margin increased to 56.6% for the quarter ended April 30, 2011, compared to 54.8% for the quarter ended May 1, 2010.

•
Consolidated operating expenses, excluding restructuring and other (credits)/charges and gain on sale of office premises, decreased by $9.1 million to $259.1 million or 51.4% of sales in the quarter, compared to $268.2 million or 53.1% of sales in the same quarter last year (refer to GAAP to non-GAAP reconciliation below).  Selling, General and Administrative expenses decreased by $3.9 million and improved by 70 basis points as a percent of sales.  Additionally, Occupancy and Buying expenses decreased by $2.8 million and improved by 60 basis points as a percent of sales.

•
During the quarter, the Company sold its Hong Kong sourcing office premises.  These operations now utilize leased space in Hong Kong.  The sale resulted in a pre-tax gain of $5.2 million and an increase in cash of $7.5 million.

•
Consolidated adjusted EBITDA for the quarter was $40.7 million or 8.1% of sales, compared to $25.2 million or 5.0% of sales in the prior-year period (refer to GAAP to non-GAAP reconciliation below), reflecting an improvement of $15.5 million.

•
Consolidated income from operations, excluding restructuring and other (credits)/charges and gain from sale of office premises, improved by $17.9 million and was $26.3 million or 5.2% of sales in the first quarter.  This compares to consolidated income from operations of $8.4 million or 1.7% of sales for the prior-year period, which excluded restructuring and other (credits)/charges (refer to GAAP to non-GAAP reconciliation below).

•
The tax provision was 8% of income from operations before income taxes in the quarter, and was favorably impacted by a valuation allowance recorded against net deferred tax assets as well as the availability of net operating loss carry forwards.

• •
Net income on a GAAP basis was $26.0 million, 5.2% of sales, or $0.22 per diluted share for the first quarter, compared to net income on a GAAP basis of $3.9 million, 0.8% of sales, or $0.03 per diluted share in the first quarter of the prior year.

On a non-GAAP basis, net income per diluted share was $0.17 for the first quarter, compared to net income per diluted share of $0.04 in the first quarter of the prior year.  Both periods’ results on a non-GAAP basis exclude restructuring and other (credits)/charges.  The current quarter excludes the gain on the sale of the Company’s Hong Kong office premises.  (Refer to GAAP to non-GAAP reconciliation below.)

•
The Company’s cash position for the quarter ended April 30, 2011 was $180.4 million, compared to $117.5 million for the period ended January 29, 2011. Total liquidity was $370.3 million, including $180.4 million in cash and $189.9 million of net availability under the Company’s committed and undrawn line of credit.

Commenting on the Company’s performance and liquidity, Eric M. Specter, Executive Vice President and Chief Financial Officer said, “Our liquidity remains at healthy levels, and we have shifted from a net debt position to net cash position.  During the first quarter, we generated free cash flow, and our cash position increased by $62.9 million compared to the end of the fourth quarter, primarily as a result of our improved operating results, strong inventory management, and improved sell-throughs of our Spring merchandise at each of our brands.

“We also monetized our sourcing office premises in Hong Kong.  We recognized a gain on the sale of these premises of $5.2 million, and received cash proceeds of $7.5 million as a result of the sale.  Our sourcing organization continues to operate in Hong Kong utilizing a leased facility.”

Specter added, “While our comparable store inventories were up 4% on a cost basis at the end of the first quarter, our Spring inventories were down mid-single digits as we continue to manage inventories tightly.  As a reminder, during the second quarter last year, we had excess breadth and depth of Spring merchandise, which led to increased promotional activity.”

Romano concluded, “In summary, we are encouraged by our progress and improved first quarter financial results.  However, we have a number of challenges to address, including generating additional traffic and continued optimization of our inventory mix, which are further complicated by the macro-economic headwinds.  We recognize that the real measure of success will be consistent, improving performance.  We remain committed to building a winning team to ensure we deliver great product at a compelling value to our customer and a growing investment for our shareholders, season after season.”

Sales results for the three month periods ended April 30, 2011 and May 1, 2010 were:
	For the Three Month Periods
($ in millions)	Net Sales Period Ended 4/30/11	Net Sales Period Ended 5/1/10	Total Net Sales Change	Comparable Store Sales Period Ended 4/30/11
Lane Bryant(1)	$262.8	$246.2	+7%	+7%
Fashion Bug	150.0	165.9	-10%	-3%
Catherines	77.8	80.0	-3%	-2%
Direct-to-Consumer (primarily Figi’s)	13.8	12.7	+8%	NA
Consolidated	$504.4	$504.8	0%	+2%
(1)	Includes Lane Bryant Outlet Stores.

Charming Shoppes, Inc. will host its first quarter earnings conference call today at 9:15 a.m. Eastern time.  To listen to the conference call, please dial 877-407-8293 approximately 10 minutes prior to the scheduled event.  The conference call will also be simulcast and rebroadcast at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives.  The general public is invited to listen to the conference call via the webcast or the dial-in telephone number.

A transcript of prepared remarks for the conference call will be accessible at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives following today’s conference call.

The conference call will be recorded on behalf of Charming Shoppes, Inc. and consists of copyrighted material.  It may not be re-recorded, reproduced, transmitted or rebroadcast, in whole or in part, without the Company's express written permission.  Accessing this call or the rebroadcast constitutes consent to these terms and conditions.  Participation in this call serves as consent to having any comments or statements made appear on any transcript, broadcast or rebroadcast of this call.

At April 30, 2011, Charming Shoppes, Inc. operated 1,989 retail stores in 48 states under the names LANE BRYANT®, CACIQUE®, LANE BRYANT OUTLET®, FASHION BUG®, FASHION BUG PLUS® and CATHERINES PLUS SIZES®.  The Company also operates the Figi's family of brands, including the holiday food and gifts catalog Figi's® Gifts in Good Taste®, the home and gifts catalog Figi's® Gallery and its wholesale unit Figi's Business Services. During the three months ended April 30, 2011 the Company opened 3, relocated 2, and closed 78 stores.  The Company ended the period with 827 Lane Bryant and Lane Bryant Outlet stores, 698 Fashion Bug and Fashion Bug Plus stores and 464 Catherines stores, comprising approximately 12,812,000 square feet of leased space.  For more information about Charming Shoppes and its brands, please visit www.charmingshoppes.com, www.lanebryant.com, www.cacique.com, www.fashionbug.com, www.catherines.com, www.loop18.com, www.figis.com, and www.figisgallery.com.

Reconciliation of GAAP to Non-GAAP Financial Measures
Total Operating Expenses, on a non-GAAP basis
For the Three Months Ended April 30, 2011 and May 1, 2010

( $ in millions)	3 Months Ended 4/30/11	3 Months Ended 5/1/10
Total operating expenses, on a GAAP basis	$253.3	$269.1
Gain from sale of office premises	(5.2)	0.0
Restructuring and other (credits)/charges	(0.6)	0.9
Total operating expenses excluding the above items	$259.1	$268.2
Results may not add due to rounding.

Reconciliation of GAAP to Non-GAAP Financial Measures
Income from Operations and Adjusted EBITDA, on a non-GAAP basis
For the Three Months Ended April 30, 2011 and May 1, 2010

($ in millions)	3 Months Ended 4/30/11	3 Months Ended 5/1/10
Income from operations, on a GAAP basis	$32.1	$7.5
Restructuring and other (credits)/charges	(0.6)	0.9
Gain from sale of office premises	(5.2)	0.0
Income from operations, excluding the above items, on a non-GAAP basis	26.3	8.4
Depreciation and amortization	14.4	16.8
Adjusted EBITDA	$40.7	$25.2
Results may not add due to rounding.

Reconciliation of GAAP to Non-GAAP Financial Measures
Net income per diluted share, on a non-GAAP basis
For the Three Months Ended April 30, 2011 and May 1, 2010

	3 Months Ended 4/30/11	3 Months Ended 5/1/10
Net income per diluted share, on a GAAP basis	$0.22	$0.03
Gain from sale of office premises	(0.04)	0.00
Restructuring and other (credits)/charges	(0.01)	0.01
Net income per diluted share, on a non-GAAP basis	$0.17	$0.04
Results may not add due to rounding.

*SEC REGULATION G -- Charming Shoppes, Inc. reports its financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that non-GAAP performance measures, which exclude certain charges that the Company does not consider part of its ongoing operating results when assessing the performance of the Company, present the operating results of the Company on a basis consistent with those used in managing the Company's business, and provide users of the Company's financial information with a more meaningful report on the condition of the Company's business. We believe that adjusted EBITDA, along with other measures, provides a useful pre-tax measure of our ongoing operating performance and our ability to meet debt service and capital requirements on a comparable basis excluding the impact of certain items and capital-related non-cash charges.  We use adjusted EBITDA to monitor and evaluate the performance of our business operations and we believe that it enhances our investors’ ability to analyze trends in our business, compare our performance to other companies in our industry, and evaluate our ability to service our debt and capital needs.  In addition, we use adjusted EBITDA as a component of our compensation programs.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

Safe Harbor Statement
This press release contains and the Company’s conference call may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company's operations, performance, executive management changes, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: the failure to successfully execute our business plans could result in lower than planned sales and profitability, the failure to realize the benefits from the operation of our credit card program by our third-party provider, the impact of changes in laws and regulations governing credit cards could limit the availability of, or increase the cost of, credit to our customers,  the failure to enhance the Company's merchandise and marketing and accurately predict fashion trends, customer preferences and other fashion-related factors, the failure of growth in the women's plus apparel market, the failure to continue receiving financing at an affordable cost through the availability of credit we receive from our bankers, suppliers and their agents, the failure to effectively implement our planned store closing plans, the failure to continue receiving accurate and compliant e-commerce and third-party processing services,  the failure to achieve improvement in the Company's competitive position, the failure to maintain efficient and uninterrupted order-taking and fulfillment in our e-commerce and direct-to-consumer businesses, extreme or unseasonable weather conditions, economic downturns, escalation of energy and transportation costs, adverse changes in the costs or availability of fabrics and raw materials, a weakness in overall consumer demand, the failure to find suitable store locations, increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the failure of our vendors to deliver quality and timely shipments in compliance with applicable laws and regulations, the interruption of merchandise flow from the Company's centralized distribution facilities and third-party distribution providers, inadequate systems capacity, inability to protect trademarks or other intellectual property, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Vice President, Investor Relations
215-638-6955

CHARMING SHOPPES, INC.
(Unaudited)

			1st Quarter		1st Quarter
			Ended		Ended
	Percent		April 30,	Percent	May 1,	Percent
(in thousands, except per share amounts)	Change		2011	of Sales (a)	2010	of Sales (a)

Net sales	(0.1	) %	$504,353	100.0%	$504,805	100.0%

Cost of goods sold	(4.0)		219,032	43.4	228,216	45.2
Gross profit	3.2		285,321	56.6	276,589	54.8

Occupancy and buying	(3.1)		89,411	17.7	92,224	18.3
Selling, general, and administrative	(2.5)		155,247	30.8	159,173	31.5
Depreciation and amortization (b)	(14.3)		14,408	2.9	16,811	3.3
Gain on sale of office premises (c)	n/a		(5,185)	(1.0)	0	0.0
Restructuring and other charges/(credits) (d)	(169.0)		(613)	(0.1)	889	0.2
Total operating expenses	(5.9)		253,268	50.2	269,097	53.3

Income from operations	327.8		32,053	6.4	7,492	1.5

Other income	2.2		141	0.0	138	0.0
Non-cash interest expense	(20.4)		(1,700)	(0.3)	(2,137)	(0.4)
Interest expense	(11.2)		(2,076)	(0.4)	(2,337)	(0.5)

Income from operations before income taxes	800.4		28,418	5.6	3,156	0.6
Income tax provision/(benefit)	(422.1)		2,380	0.5	(739)	(0.1)

Net income	568.5%		$26,038	5.2%	$3,895	0.8%

Income per share:
Basic:
Net income			$0.22		$0.03
Weighted average shares outstanding			116,176		116,003

Diluted:
Net income			$0.22		$0.03
Weighted average shares outstanding			117,732		118,413

(a)			Results may not add due to rounding.

(b)			Excludes amortization of deferred financing fees which are included as a component of interest expense.

(c)			During the Fiscal 2011 First Quarter we completed the sale of our international sourcing operations office premises and recognized a gain of $5,185. Our international sourcing operations now utilize leased space in Hong Kong.

(d)
Fiscal 2011 restructuring credits primarily represent adjustments to store-related deferred allowances as a result of the closure of under-performing stores identified for closure during the Fiscal 2010 Fourth Quarter and the settlement of a minor lease obligation for facilities retained in connection with the sale of our Crosstown Traders apparel catalogs, partially offset by lease termination costs, non-cash accelerated depreciation, and cash severance and retention costs related to under-performing stores identified for closure during the Fiscal 2010 Fourth Quarter.

Fiscal 2010 costs primarily related to lease termination charges for the closing of under-performing stores identified during the Fiscal 2009 Fourth Quarter.

CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	April 30,	January 29,
(In thousands, except share amounts)	2011	2011
	(Unaudited)

ASSETS
Current assets
Cash and cash equivalents	$180,403	$117,482
Accounts receivable, net of allowances of $6,068 and $5,667	10,178	36,568
Merchandise inventories	304,715	282,248
Deferred taxes	3,153	3,153
Prepayments and other	102,738	98,458
Total current assets	601,187	537,909

Property, equipment, and leasehold improvements – at cost	1,010,596	1,028,843
Less accumulated depreciation and amortization	766,590	772,895
Net property, equipment, and leasehold improvements	244,006	255,948

Trademarks, tradenames, and internet domain names	187,132	187,132
Goodwill	23,436	23,436
Other assets	18,258	18,233
Total assets	$1,074,019	$1,022,658

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$137,783	$107,882
Accrued expenses	143,625	142,002
Current portion – long-term debt	11,073	11,449
Total current liabilities	292,481	261,333

Deferred taxes	52,352	51,466
Other non-current liabilities	159,733	167,089
Long-term debt, net of debt discount of $22,979 and $24,679	128,815	128,350

Stockholders’ equity
Common Stock $.10 par value:
Authorized – 300,000,000 shares
Issued – 154,860,930 shares and 154,185,373 shares	15,486	15,419
Additional paid-in capital	508,777	508,664
Treasury stock at cost – 38,617,180 shares	(348,400)	(348,400)
Retained earnings	264,775	238,737
Total stockholders’ equity	440,638	414,420
Total liabilities and stockholders’ equity	$1,074,019	$1,022,658

CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Thirteen Weeks Ended
	April 30,	May 1,
(In thousands)	2011	2010

Operating activities
Net income	$26,038	$3,895
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	15,099	17,039
Stock-based compensation	1,031	1,074
Accretion of discount on 1.125% Senior Convertible Notes	1,700	2,137
Deferred income taxes	886	(1,604)
Write-down of capital assets due to restructuring	558	0
Net (gain)/loss from disposition of capital assets	(5,157)	538
Changes in operating assets and liabilities
Accounts receivable, net	26,390	24,956
Merchandise inventories	(22,467)	(35,674)
Accounts payable	29,901	17,105
Prepayments and other	(4,280)	(10,853)
Accrued expenses and other	(2,355)	(4,427)
Net cash provided by operating activities	67,344	14,186

Investing activities
Investment in capital assets	(8,888)	(7,763)
Proceeds from sales of capital assets	7,521	0
Proceeds from sales of securities	0	200
(Increase)/decrease in other assets	(594)	10
Net cash used by investing activities	(1,961)	(7,553)

Financing activities
Repayments of long-term borrowings	(1,611)	(1,543)
Net payments of taxes withheld from shares issued under employee stock plans	(851)	(342)
Net cash used by financing activities	(2,462)	(1,885)

Increase in cash and cash equivalents	62,921	4,748
Cash and cash equivalents, beginning of period	117,482	186,580
Cash and cash equivalents, end of period	$180,403	$191,328